CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.33-25690, 33-18398, 33-42556,33-47587) of Ceramics Process Systems Corporation of our report dated March 1, 2002 relating to the financial statements, which appears in the Annual Report to shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers L.L.P.

Boston, Massachusetts

March 26, 2004